Exhibit 99.2

Contacts:

Matt Nichols (media), 425-415-6657
Brian Heagler (investors), 425-415-6794

Alexander Tokman joins Microvision as President and Chief Operating Officer

Former GE executive strengthens management team

Bothell, WA. July 7, 2005 – Microvision, Inc. (NASDAQ: MVIS), the world leader in the development of scanned beam displays and imaging products, announced today that it has named Alexander Tokman as its President and Chief Operating Officer effective July 18, 2005. Mr. Tokman will join the executive team in developing strategic business roadmaps and will manage the Company’s operations, including research and product development, manufacturing, and sales and marketing. Steve Willey, who has served as the company’s president since July 2002, will now serve as President, Consumer Solutions and will continue to focus on leading the company’s initiatives to develop unique display solutions for high volume consumer electronics applications.

Mr. Tokman, 43, joins Microvision from GE Healthcare, a subsidiary of General Electric, most recently serving as General Manager of its Global Molecular Imaging & Radiopharmacy unit. Over the past few years, Mr. Tokman has led cross-functional business and operations teams that developed and executed operating plans that produced double-digit growth in revenue and profitability. While improving the operational effectiveness of newly acquired businesses, Mr. Tokman implemented several key GE best practices, including multi-generational business and technology roadmaps, product development discipline, go-to-market strategies, and 6 Sigma/Quality initiatives.

Mr. Tokman’s achievements also include leading the strategic definition, development and commercialization of a new GE business segment that introduced several breakthrough imaging products based on a new hybrid Positron and Computed Tomography (PET/CT) technology that has transformed the way oncology is practiced today in hospitals and that added over $500 million in incremental organic revenue in the first three years of its commercial introduction. During the same period, he also increased the business’ contribution margin by double digits and grew GE’s market share in the overall PET scanner segment from 27% to 53%.

As one of GE’s Six Sigma and Design for Six Sigma (DFSS) pioneers, Mr. Tokman drove the quality culture change across GE Healthcare as a certified Black Belt and Master Black Belt in the late 90’s. Six Sigma and DFSS are highly disciplined methodologies, processes and tools that focus on developing and delivering products and services that are characterized by high performance, quality, reliability and serviceability all of which result in higher customer acceptance and satisfaction. Mr. Tokman has a both a M.S. and B.S. degree in electrical engineering from the University of Massachusetts, Dartmouth.

“We are thrilled to have someone of Alex’s experience, leadership and successes join the company,” said Microvision CEO Rick Rutkowski. “During his 10-year career at GE, Alex demonstrated numerous times the ability to develop and work with cross-functional teams to formulate global business strategies that integrated core technological strengths, market trends and product strategies to produce outstanding financial results. GE has a well earned reputation for innovation, quality and management and we are delighted to have Alex join our team.”

“Microvision has world-class technology that I believe has enormous potential in commercial, military and medical applications. I’m looking forward to working with Microvision’s cross-functional teams to bring success to the company and build long term value for our shareholders,” said Mr. Tokman. “Leaving GE has been the most difficult decision of my professional life, because for the past 10 years, I have had the privilege of working with some of the best business minds and technology innovators in the healthcare industry. However, I believe that Microvision has a unique mission and I am excited to join this dynamic company to pursue truly extraordinary market opportunities.”

About Microvision: www.microvision.com

Headquartered in Bothell, Washington, Microvision, Inc. is the world leader in the development of high-resolution displays and imaging systems based on the company’s proprietary silicon micro-mirror technology. The company’s technology has applications in a broad range of military, medical, industrial, professional and consumer products.

Microvision and its scanned beam display technology have been recognized by IEEE Spectrum Magazine as one of “10 tech companies for the next 10 years.”

Forward Looking Statement

Certain statements contained in this release, including those relating product applications are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company’s SEC reports, including in its Annual Report on 10-K for the year ended December 31, 2004, and its Quarterly Reports on Form 10-Q.

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